EXHIBIT 4.4

SECOND AMENDMENT TO RIGHTS AGREEMENT

          AMENDMENT, dated as of February 4, 2001 (the "Amendment"), to the Agreement, dated as of December 15, 1998, and amended July 31, 2000 (the "Rights Agreement"), between Scott Technologies, Inc., a Delaware corporation (the "Company"), and National City Bank, as Rights Agent (the "Rights Agent").

RECITALS

          A.   The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement, as amended;

          B.    The Company, Tyco Acquisition Corp. XVIII (NV), a Nevada corporation, and a wholly owned first tier subsidiary of Tyco International Ltd., a Bermuda company, and R2 Mergersub Inc., a Delaware corporation ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of February 4, 2001 (as amended, supplemented or superseded from time to time, the "Merger Agreement") contemplating a business combination between the Company and Merger Sub (the "Merger");

          C.    Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement;

          D.   The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing; and

          E.   All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, including the amendment of, or waiver or consent by the Board of Directors of certain provisions contained in, the agreement dated November 6, 1998 between the Company and Richard C. Blum & Associates, L.P., Richard C. Blum & Associates, Inc. and Richard C. Blum (collectively, the "Blum Stockholders") (such amendment, consent or waiver referred to herein as the "Changes to the Standstill") and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1.   AMENDMENT OF SECTION 1. (a) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

"Notwithstanding anything in this Agreement to the contrary, neither Tyco Acquisition Corp. XVIII (NV), R2 Mergersub Inc., Tyco International Ltd. nor any of their Affiliates or Associates nor the Blum Stockholders nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the
                    (b)  Section 1 of the Rights Agreement is supplemented by adding the following definitions in the appropriate locations therein:

"Blum Stockholders" shall have the meaning set forth in paragraph E of the recitals to Second Amendment to Rights Agreement.

"Changes in the Standstill" shall have the meaning set forth in paragraph E of the recitals to Second Amendment to Rights Agreement.

"Merger" shall have the meaning set forth in the Merger Agreement.

"Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 4, 2001 by and among Tyco Acquisition Corp. XVIII (NV), R2 Mergersub Inc. and the Company including guarantee of Tyco International Ltd., as it may be amended, supplemented or replaced from time to time.

                    (c) The definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof.

"Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated by the Merger Agreement, (iv) the Changes to the Standstill, or (v) the announcement of any of the foregoing."

                    (d) The definition of "Triggering Event" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof.

"Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred solely as the result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated by the Merger Agreement, (iv) the Changes to the Standstill or (v) the announcement of any of the foregoing."

                    2.   AMENDMENT OF SECTION 3(b). Section 3(b) of the Rights Agreement is amended by replacing the first sentence thereof with the following sentence:

"As promptly as practicable following the Record Date, the Company will send a copy of a Summary of Rights, in substantially the form attached hereto as Exhibit C to each record holder of the Common Shares as of the close of business on the Record Date, at the address of such holder shown on the records of the Company; provided that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement, (iv) the Changes to the Standstill or (v) the announcement of any of the foregoing."

                   3.   AMENDMENT OF SECTION 7(a). Section 7(a) of the Rights Agreement is amended and restated in its entirety as follows:

"(a) Subject to subsection (e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (except as provided in Section 11(q) hereof) with respect to the total number of Preferred Share Fractions (or Common Shares, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable (except as provided in Section 11(q) hereof), at or prior to the earliest of (i) the Close of Business on December 28, 2003 (or, subject to Section 27 hereof, such later date no more than five years thereafter or more than five years after the end of the most recent five-year term as (A) may be fixed by the Board of Directors in its discretion based upon its view as to the need for the Rights and after adjusting the Purchase Price and any other terms to the extent appropriate and, after submission to a stockholder vote (B) is not rejected by a negative vote of a majority of the votes of the stockholders of the Company who are then eligible to vote on such a matter and are present in person or represented by proxy), (ii) immediately prior to the time at which the consummation of the Merger occurs (the earlier to occur of (i) or (ii) being the (the "Final Expiration Date"), (iii) the consummation of a transaction contemplated by Section 13(d) hereof, or (iv) the time at which the Rights are redeemed or terminated as provided in Section 23 hereof (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the "Expiration Date").

                   4.   AMENDMENT OF SECTION 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:

"Notwithstanding anything in this Agreement to the contrary, none of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement, (iv) the Changes to the Standstill or (v) the announcement of any of the foregoing shall cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii)."

                   5.   AMENDMENT OF SECTION 13. Section 13(a) of the Rights Agreement is amended and restated in its entirety as follows:

       (a)   In the event that, following the Stock Acquisition Date, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o) hereof) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding Common Shares shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets, operating income, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(o) hereof), then, and in each such case and except as contemplated by subsection (d), proper provision shall be made so that:

(i) each holder of a Right, except as provided in Section 7(e) hereof or subsection (e), shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non assessable and freely tradeable Common Shares of the Principal Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of Preferred Share Fractions for which a Right is exercisable immediately prior to the first occurrence of a Section 13 Event (or, if a Section 11(a)(ii) Event has occurred prior to the first occurrence of a Section 13 Event, multiplying the number of such shares for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such first occurrence), and (2) dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d)(i) hereof) per Common Share of such Principal Party on the date of consummation of such Section 13 Event;

(ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all of the obligations and duties of the Company pursuant to this Agreement;

(iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section 13 Event;

(iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights;

(v) the provisions of Section 11(a)(ii) hereof shall be of no effect following the first occurrence of any Section 13 Event; and

(vi) notwithstanding anything in this Agreement to the contrary, none of (a) the approval, execution or delivery of the Merger Agreement, (b) the consummation of the Merger, (c) the consummation of any other transaction contemplated in the Merger Agreement, (d) the Changes to the Standstill or (e) the announcement of any of the foregoing shall be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with the terms of this Agreement.

                    6.   AMENDMENT OF SECTION 30. Section 30 of the Rights Agreement is amended by adding the following sentence at the end thereof.

  "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated in the Merger Agreement, (iv) the Changes to the Standstill or (v) the announcement of any of the foregoing."

                         7.   EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                         8.   MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		SCOTT TECHNOLOGIES, INC.

By:		By:
	/s/ DEBRA L. KACKLEY		/s/ MARK A. KIRK
Name:	Debra L. Kackley	Name:	Mark A. Kirk
Title:	Vice President, General Counsel and Secretary	Title:	President and Chief Executive Officer

Attest:		NATIONAL CITY BANK

By:		By:

Name:		Name:
Title:		Title: